Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 4 to Form S-4 on Form S-8 of Vivint Smart Home, Inc. of our report dated March 13, 2020, relating to the balance sheets of Vivint Smart Home, Inc. (f/k/a Mosaic Acquisition Corp.) as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholder’s equity and cash flows for the two years then ended.

/s/ WithumSmith+Brown, PC

New York, New York
April 20, 2020